UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 3, 2026

Nakamoto Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-42103	84-3829824
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

300 10th Ave South, Nashville, TN	37203
(Address of Principal Executive Offices)	(Zip Code)

(615) 676-8668

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.001	NAKA	The Nasdaq Stock Market LLC
Tradeable Warrants to purchase shares of Common Stock, par value $0.001 per share	NAKAW*	OTC Pink Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

*The registrant’s tradeable warrants trade over-the-counter on OTC Pink Market operated on the OTC Markets under the trading symbol “NAKAW”.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 3, 2026, Tim Pickett resigned from all positions that he held with Nakamoto Inc., a Delaware corporation (the “Company”), and its affiliates, including as a director of the Company, Chief Medical Officer of the Company, and Chief Executive Officer of Kindly LLC, in each case effective August 3, 2026. Mr. Pickett’s resignation was not a result of any disagreement with the Company on any matter relating to the Company’s financial reporting, operations, policies or practices. The Company thanks Mr. Pickett for his service and contributions.

On August 3, 2026, the Company and Mr. Pickett entered into a Separation Agreement and Release (the “Separation Agreement”). Subject to Mr. Pickett’s execution and non-revocation of the Separation Agreement, the Company agreed to pay Mr. Pickett a separation payment in the gross amount of $911,468.58, less applicable tax withholdings and other lawful deductions, payable in a single installment on or during the first scheduled Company pay cycle occurring after the date that is one week following the Separation Agreement Effective Date (as defined below). In addition, the Company agreed to accelerate all unvested portions of Mr. Pickett’s outstanding equity awards under the Company’s 2022 Equity Incentive Plan and the Company’s 2025 Equity Incentive Plan, include Mr. Pickett as a covered insured under its directors’ and officers’ liability insurance coverage for six years following the effective date of the Separation Agreement on the same terms and conditions as for the Company’s other officers and directors, and provide medical professional liability coverage for Mr. Pickett for four years following such date on the same terms and subject to the same limitations as during his employment. Except for the payments and benefits provided under the Separation Agreement, Mr. Pickett’s compensation and benefits from the Company ceased as of his last day of employment.

The Separation Agreement provides for, among other things, mutual releases of claims (subject to customary exceptions, including claims that may not be waived as a matter of law and each party’s right to enforce the Separation Agreement), confidentiality obligations of Mr. Pickett, and reciprocal non-disparagement and cooperation obligations. The releases do not extend to Mr. Pickett’s rights to indemnification, including under the Indemnification Agreement dated May 4, 2026, which remains in effect in accordance with its terms, or to claims to insurance available under any applicable directors’ and officers’ liability insurance policy.

Effective as of the Separation Agreement Effective Date, Mr. Pickett is released from the non-competition and non-solicitation covenants applicable to him with respect to the Company and its affiliates for periods from and after the Separation Agreement Effective Date, but his confidentiality covenants remain in effect. The Separation Agreement includes a 21-day consideration period and a 7-day revocation period and will become effective on the first day following the expiration of the revocation period, provided that Mr. Pickett does not revoke it (the “Separation Agreement Effective Date”).

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1†+	Separation Agreement and Release, dated August 3, 2026, by and between Nakamoto Inc. and Tim Pickett.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

† Certain schedules to this exhibit have been omitted pursuant to Regulation S-K Item 601(a)(5). The registrant agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

+ Certain personally identifiable information has been omitted from this exhibit pursuant to Item 601(a)(6) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunder duly authorized.

NAKAMOTO INC.

Dated: August 4, 2026	By:	/s/ David Bailey
David Bailey
Chief Executive Officer